CONSENT TO ACTION
                       IN LIEU OF A SPECIAL MEETING OF THE
                     SHAREHOLDERS OF THE ACCORD GROUP, INC.

                                                                October 21, 1998

     The undersigned, being the holder of a majority of the shares of voting stock issued and outstanding of The Accord Group, Inc., a Delaware corporation (the "Corporation"), acting by written consent without a meeting pursuant to Delaware General Corporation Law, do hereby adopt the following resolutions with the same force and effect as if such resolutions had been duly presented and adopted at a special meeting of the shareholders of the Corporation duly called and hel6 on October 21,1998:

          WHEREAS, it has been proposed by the Board of Directors of the Corporation that the name of the Corporation be changed from The Accord Group, Inc. to ThermoTek International, Inc. to better reflect the current and contemplated business activities of the, Corporation; and

          WHEREAS, in order- to change the name of the Corporation, it is necessary to amend the Articles of Incorporation of the Corporation which requires the approval of the shareholders of the Corporation in accordance with the provisions of the Delaware General Corporation Law;

          and WHEREAS, the shareholder whose signature appears below is the owner of record of in excess of 60% of the outstanding shares of common stock of the Corporation as of this date.

     NOW, THEREFORE, be it:

               RESOLVED, that the Articles of Incorporation of The Accord Group, Inc. are amended by restating the First Article thereof so that, as restated, the Article shall be and read as follows:

                    The name of the corporation (hereinafter
             called "Corporation") is ThermoTek International, Inc.

          FURTHER RESOLVED, that the Articles of Incorporation of The Accord Group, Inc. are amended by restating the Fourth Article thereof so that, as restated, the Article shall be and read as follows:

            The amount of the total authorized capital stock of this corporation is divided into 100,000,000 shares of stock at $.001.